John Donahoe Joins NIKE, Inc.’s Board of Directors

NIKE, Inc. (NYSE: NKE) today announced that John Donahoe has been appointed to the Company’s Board of Directors.

Donahoe, 54, is President and Chief Executive Officer of eBay Inc., provider of the global eBay.com online marketplace and PayPal digital payments platform.

"John’s executive management experience in digital commerce, technology, strategic planning, and marketing for a global brand makes him an excellent addition to our board,” said Philip H. Knight, NIKE co-founder and chairman. “We look forward to his contributions to expand NIKE's position as the world’s leading athletic brand and industry innovator.”

Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e-commerce businesses, and was appointed President and CEO in 2008. He has also served on the eBay board of directors since 2008. Prior to joining eBay, he was the CEO and Worldwide Managing Director of Bain & Company from 1999 to 2005, and a Managing Director from 1982 to 1999.  Donahoe also serves on the Board of Directors of Intel Corporation and is a Member of the President's Export Council.

ABOUT NIKE, INC.
NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned NIKE subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories, and Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories. For more information, visit nikeinc.com.

CONTACT INFORMATION
Media:

Kellie Leonard, Vice President, NIKE Global Corporate Communications: +1 (503) 671-6171
Investor Relations:
Kelley Hall, Vice President, NIKE Treasury and Investor Relations: +1 (503) 532-3793